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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (No. 333-122809) on Form S-8 of FairPoint Communications, Inc. of our reports dated March 1, 2003, with respect to the financial statements of Illinois Valley Cellular RSA 2-I as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 and the financial statements of Illinois Valley Cellular RSA 2-III as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, which reports are included in the December 31, 2004, Annual Report to Stockholders on Form 10-K of FairPoint Communications, Inc.

/s/ Kiesling Associates LLP
Madison, Wisconsin
March 23, 2005

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Consent of Independent Registered Public Accounting Firm